Exhibit 10.29

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE HONEST COMPANY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT TEN TO THE LOGISTICS SERVICES AGREEMENT

THIS AMENDMENT TEN TO THE LOGISTICS SERVICES AGREEMENT (the “Amendment”), dated as of November 2, 2018, is by and between The Honest Company, Inc. (“CLIENT”) and Geodis Logistics LLC (“GEODIS”). CLIENT and GEODIS are collectively referred to herein as the “Parties”.

RECITALS:

WHEREAS, the Parties entered into a Logistics Services Agreement dated January 31, 2014, as amended from time to time (collectively the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement to include warehousing services to be performed by GEODIS on behalf of CLIENT at a CLIENT-leased facility located at 5550 Donovan Way, North Las Vegas, Nevada 89081 (the “Warehouse”) and the ground and premises on which the Warehouse is situated (collectively, the “Premises”), as further described herein.

WHEREAS, CLIENT is the tenant under a lease executed between CLIENT and PHI Donovan Land, LLC, (the “Landlord”), on or about December 16, 2016 (the “Lease”), which Lease governs the terms of CLIENT’s rights, occupation and use of the Warehouse, Premises and common areas, including but not limited to, the parking area, driveway, landscaped areas, electrical/sprinkler room and other areas of the property surrounding the Warehouse (“Common Areas”). The Common Area, Warehouse and Premises, as well as the adjacent land that is shared with other tenants shall be referred to as the “Property”.

WHEREAS, on the Effective Date, and as a condition and inducement of CLIENT entering into this Amendment, GEODIS will make written offers of employment in the form attached hereto as Exhibit G (the “Offer Letter”), to be effective as of the Effective Date, to: (i) all CLIENT Warehouse employees other than those CLIENT Employees identified by CLIENT as remaining CLIENT employees following the Effective Date (“CLIENT Employees”) and (ii) certain individuals employed by Millenium Staffing Solutions (“Millenium”) who have completed at least [***] at CLIENT warehouse.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Agreement as follows:

1.

Term. The Services shall commence on November 5, 2018 (the “Effective Date”) and shall continue for a period of three (3) years (the “Initial Term”). The Parties may renew the Services for a renewal term upon mutual written agreement prior to the termination of the Initial Term. If the Parties desire to renew the Services, then at least one-hundred and twenty (120) days prior to the end of Initial Term, the Parties must agree in writing on a renewal term.

2.

Termination for Convenience. Notwithstanding anything set forth in Section 6 of the Agreement, either Party may terminate this Agreement for its convenience in whole or in part from time to time, upon giving written notice not less than one hundred and twenty (120) days prior to the termination date specified in the notice to the other Party.

3.

Obligations Following Termination. In the event that the CLIENT elects to terminate this Amendment for its convenience in accordance with Section 2, above, or if GEODIS terminates this Amendment for cause pursuant to Section 6 of the Agreement, [***]. For the avoidance of doubt, CLIENT shall retain all applicable rights and title to all CLIENT-leased or CLIENT-owned equipment in the Warehouse, including, but not limited to that equipment set forth in the schedule attached as Exhibit H (the “CLIENT Equipment”), and nothing in this Amendment is intended to transfer, assign, or convey ownership interest in any of the Equipment to GEODIS during or after the Term. With respect to the CLIENT Equipment, Section 6(C)(1)(b), Section 6(C)(2)(b), Section 7(a) and Section 7(b) of the Agreement will not apply.

4.	Terms of Access to and Use of Warehouse.

a.	CLIENT Representations & Warranties.

i.

CLIENT represents and warrants that as of the Effective Date, the Warehouse (i) is fully available to GEODIS and is not subject to any restriction or use limitation that would impair the ability of GEODIS to provide the Services, (ii) has obtained and will retain all licenses and permits necessary for GEODIS to provide the Services, (iii) is, to the best of CLIENT’S knowledge in a good and safe condition and in compliance with all applicable laws, and (iv) does not to the best of CLIENT’S knowledge contain any hazardous materials at or above applicable regulatory action levels on, under, or about the land or Warehouse, or in the soil, sediment, surface water or groundwater.

ii.	CLIENT shall remain the primary obligor on the Lease and GEODIS shall have no direct obligation or liability directly to Landlord under the Lease

iii.	CLIENT has implemented or installed the fixtures, Equipment and/or services set forth in Exhibit H as of the Effective Date.

b.

GEODIS Control of Access to Warehouse; Exit & Entry. CLIENT agrees that GEODIS shall have full dominion and control of the Warehouse, including the right to prohibit persons not in the employ of GEODIS (other than those CLIENT Employees) from entering the Warehouse. Notwithstanding the foregoing requirements, CLIENT and CLTFNT’s representatives (and Landlord and Landlord’s representatives) shall be provided with full and immediate access to the Warehouse at all times, following sign in and providing identification in the form of an active/unexpired U.S. driver’s license and whose names are included in a pre-approved visitor list submitted by CLIENT (“Approved Visitors”); provided that Approved Visitors will be accompanied by GEODIS personnel and Approved Visitors will not cause undue interference with the operation of the Services and will follow all GEODIS safety requirements.

5.	Services and Support Services Duties.

a.

Services. GEODIS agrees to perform warehousing and distribution services (including as the Support Service as further defined below) on behalf of CLIENT, as more particularly set forth in Exhibits A and C attached hereto (the “Services”). The Services shall be governed pursuant to the terms and conditions of the Agreement unless otherwise noted in this Amendment.

b.

Support Services. The Parties’ respective responsibilities and obligations pertaining to the Warehouse, Premises and Property, including the provision of support fixtures, equipment and services relating to security, fire safety, sanitation, utilities, etc., is set forth in this Section 5 and Exhibit C hereto (collectively, the “Support Services”)

c.	GEODIS Duties.

i.

GEODIS will be responsible for all day-to-day and ordinary course management, upkeep, administration and maintenance and repairs (as further described herein) pertaining to the Services and Support Services, including but not limited to, communication with and management of all third parties that have already been engaged and authorized by Client as of the Effective Date to perform their respective services at the Warehouse (“Authorized Vendors”) and any other third party vendors engaged after the Effective Date (collectively, “Vendors”).

ii.

GEODIS agrees that in performing the Services, it will assist, direct, interact with and engage such Vendors in a manner which does not violate any Laws, Property Rules or Quality Control Procedures (or cause CLIENT to be in violation of) CLIENT’s contracts with such Vendors.

iii.

GEODIS will communicate with CLIENT regarding the Services, Support Services and Vendors and provide CLIENT sufficient information to ensure that CLIENT is able to properly perform its duties under this Amendment and the Lease.

iv.	After the Effective Date, GEODIS will make reasonable efforts to identify to CLIENT cost efficiencies with respect to the Support Services.

v.	GEODIS will not terminate or hire any non-Authorized Vendors without CLIENT’s prior written approval (email permissible).

d.	CLIENT Duties.

i.

CLIENT will continue to maintain and abide by the terms of its contractual relationship with the Vendors and will communicate with the Vendors (as reasonably necessary) to allow GEODIS to perform its management and maintenance Services and Support Services and enable a smooth transition.

ii.

CLIENT agrees that the Vendors shall continue to invoice CLIENT for reasonably-incurred, necessary work and services performed by such Vendors, consistent with CLIENT’S past practices and costs, unless such costs have otherwise been pre-approved by CLIENT (subject to the restrictions set forth in this Sections 5).

e.	Repair & Maintenance Cost Approval Process.

i.

GEODIS shall handle or coordinate all ordinary course and necessary maintenance and repairs pertaining to the Warehouse and Equipment; provided however that GEODIS must obtain CLIENT’s prior written approval for [***]. GEODIS shall not be liable for the maintenance or repair costs (or resulting impact on operations); except to the extent such costs have resulted from GEODIS’s non-standard or negligent use, maintenance or upkeep of the Equipment or Warehouse (ordinary wear and tear excepted). In instances where CLIENT’s prior approval is required, CLIENT shall respond to any maintenance or repair request without undue delay and, in case such maintenance or repair that could impact the safety, security or operations of any Warehouse or the personnel therein within no later than one business day of GEODIS’s request indicating such urgency, it being agreed and understood that GEODIS may suspend the provision of Services at such facility until appropriate arrangements for such maintenance or repairs are made if the lack of such maintenance or repair would impact the safety, security or operations of any Warehouse or the personnel therein. Notwithstanding the foregoing set forth herein, GEODIS shall be responsible for payment of all maintenance and repairs, which are deemed necessary as a result of GEODIS’s (including its employees’) negligence or intentional wrongdoing.

f.

Emergency Repairs. For instances concerning emergencies, CLIENT hereby authorizes GEODIS to make all reasonably necessary repairs using the Authorized Vendors with the understanding that Authorized Vendor will bill all work directly to CLIENT or in the alternative CLIENT will reimburse GEODIS for GEODIS’S actual reasonable costs for the repairs. In the event an Authorized Vendor has not been provided for the type of work needed or is unavailable in reasonable time frame to expeditiously resolve the emergency, GEODIS may contact a vendor of its choosing to perform the work; provided that, GEODIS must still obtain CLIENT’S written consent (email permissible) prior to using a non- Authorized Vendor if the repair cost exceeds $[***].

g.	New Employee Hires. GEODIS must obtain CLIENT’s written approval prior to hiring any new salaried employees in connection with this Amendment.

h.

Internet Technology. CLIENT will control all entitlements and access rights of GEODIS employees to CLIENT networks, software, programs and IT systems. All IT-related features and upgrades shall be subject to CLIENT’s prior written approval.

6.	General Obligations & Representations

a.	GEODIS Representations.

i.

GEODIS agrees that it will not use the Warehouse, Premises or Property for any purpose other than the performance for CLIENT of the Services provided for herein (except to the extent that CLIENT and GEODIS may agree at a later date to sublease or allow other entities to occupy space at the Warehouse, the terms of which sublease/occupation would be negotiated and agreed to in writing by the Parties).

ii.

GEODIS will not use the Warehouse or permit the Warehouse, Property or Common Areas, to be used by GEODIS employees (including, but not limited to, those GEODIS employees and temporary workers with access to CLIENT’s IT and security systems), temporary staff or other parties for whom GEODIS or its agents are responsible, in violation of any Quality Control procedures, SOPs or manuals provided by CLIENT (collectively and including Exhibit E, hereafter, “Quality Control Procedures”) or any laws, regulation, rule, order, statute or ordinance of any governmental or private entity in effect on or after the Effective Date and applicable to the Warehouse or the use or occupancy of the Warehouse and the Equipment (“Laws”), including, without limitation, Hazardous Materials Laws, Cyber Security and Data Privacy Laws, CLIENT’s safety protocols and policies and Property Rules and Code of Conduct attached as Exhibit F (“Property Rules”). GEODIS will not use the Equipment or Warehouse in a manner that (a) causes CLIENT to be in violation of the Lease; (b) causes injury or damage to the Warehouse or to the person or property of any other tenant on the Property; or (c) causes substantial diminution in the value or usefulness of all or any part of the Warehouse or Premises.

b.	CLIENT Representations.

i.	CLIENT will not interfere with GEODIS’s ability to perform the Services and its obligations under this Amendment.

ii.

CLIENT shall be responsible for any and all rents, assessments, costs and expenses related to performance under the Lease, including, without limitation, all utilities, taxes, security and maintenance costs and expenses (as described in Exhibit C). CLIENT shall pay all such amounts directly to Landlord or the applicable utilities provider or Vendor (subject to the terms described herein).

iii.

CLIENT has complied and is in compliance in all material respects with all applicable laws relating to the employment of the CLIENT Employees (“Employment Laws”), and no notices that have been received by, and no claims have been filed against CLIENT alleging a violation of any such Employment Laws, are currently pending. CLIENT is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating to CLIENT’S employment of CLIENT Employees, and is not a party or, to CLIENT’S knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator relating to CLIENT’S employment of CLIENT Employees.

iv.

CLIENT has paid in full all compensation, including any year-end and performance bonuses (other than 2018 year-end and performance bonuses), earned by the CLIENT Employees for the period for which CLIENT employed such CLIENT Employees through the Effective Date. CLIENT has materially complied with all written personnel policies, rules and procedures relating to CLIENT Employees for the period for which CLIENT employed such CLIENT Employees through the Effective Date. All benefit plans for the benefit of CLIENT Employees (“CLIENT Benefit Plans”) comply and have been administered by CLIENT in form and in operation in all material respects in accordance with their terms and with all applicable requirements of law, and no event has occurred which will or could cause any such CLIENT Benefit Plan to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance. CLIENT has complied and will comply with all Employment Laws in connection with the termination of the CLIENT Employees as contemplated in this Amendment.

7.	No Existing Hazardous Materials Violations.

a.

To CLIENTS knowledge each Warehouse is not currently used, nor has it been used in the past, by CLIENT or employees in a manner which violates in any material respect any applicable environmental laws or which would give rise to liability for clean-up, remediation or removal of, or for injury to person or property caused by any release of, hazardous substances, nor has any event (including, without limitation, any such release) occurred, nor (as of the Effective Date) does any condition exist on or affect, nor create any threat of such a release materially affecting, any part of the Warehouse, which violate such laws or give rise to such liability,

8.	No Notice of Violations. As of the Effective Date, CLIENT:

a.

has not received any notice from any governmental or quasi-governmental agency with respect to any investigation, demand or request pursuant to or enforcing any Environmental Law or any notice finding such a violation affecting each Warehouse;

b.	has no knowledge of any of the foregoing; and,

c.	has no knowledge of any such notice sent to CLIENT or to any person previously using, occupying, visiting or owning each Warehouse.

9.	Product Damage and Liabilities.

Section 8E(3) of the Agreement shall be restated as follows only with respect to the Products located within the Warehouse:

“CLIENT declares that damages under the Amendment for loss or damage to Product in excess of the shrink allowance (as described below) and resulting from GEODIS’ failure to exercise reasonable care as described in Section 8E(1) of the Agreement are to be calculated [***]. Such damages will be capped at the lessor of (a) CLIENT’s actual damages or (b) Warehouseman Legal Liability insurance coverage per occurrence of $[***]. CLIENT agrees to a [***]% shrink allowance, based on the value of Products stored for a period of one year for loss due to damage, mysterious disappearance or other inventory shrink. Shrinkage is measured as the inventory reflected in warehouse management system against cycle count inventory, as determined at the end of each year during the Term. Value of products will equal [***]. Shrink allowance will be applied against the net results of the physical inventory and cycle count adjustments made during the one year period.

10.	Offers of Employment; No Co-Employment.

a.

As a condition to hiring CLIENT Employees, GEODIS agrees to include release language in its Offer Letter that requires the Client Employee to release CLIENT from any claims arising from such CLIENT Employee’s employment with CLIENT. In the event that a CLIENT Employee refuses to sign the Offer Letter because such CLIENT Employee does not want to be subject to the release language, GEODIS will discuss such refusal with CLIENT and the Parties will come to a determination on whether or not GEODIS will hire the CLIENT Employee. In the event that a CLIENT Employee refuses to sign the Offer Letter because of the release language, and such CLIENT Employee indicates that the reason for not signing the Offer Letter is due to such CLIENT Employee having a claim against CLIENT, GEODIS may hire the CLIENT Employee without requiring the CLIENT Employee to sign a release of claims against CLIENT.

b.

For the avoidance of doubt, GEODIS and CLIENT shall not be deemed to co-employ any CLIENT Employees at any time. No CLIENT Employee shall be covered by GEODIS’ workers’ compensation insurance, or any other benefit of employment, issued a payroll check or receive unemployment contributions until such CLIENT Employee accepts employment with GEODIS.

11.	Insurance.

(i)	GEODIS Insurance. GEODIS, at its own cost and expense, shall maintain in effect during the Term of this Agreement insurance as set forth below.

[***]

12.	Indemnification.

a.

In addition to any other indemnity rights to the benefit of each party as provided herein or in the Agreement, the other Party shall indemnify, hold harmless and defend the indemnified Party against any third party claims, demands, actions, fines, penalties, fees or disbursements (“Claims”) and resulting losses arising under any environmental law or otherwise involving hazardous substances or similar claims involving the use or condition of the Warehouse which occur as a result of the indemnifying party’s negligent acts or omissions or material breach of the terms of the Agreement.

b.

In addition to any other indemnification by GEODIS set forth in the Agreement, GEODIS shall indemnify, hold harmless and defend CLIENT and their respective affiliates, subsidiaries, parent and related companies, and all of their employees, agents, officers, directors, shareholders, members and personnel harmless from any losses that may be incurred as a result of Claims arising out of (i) any use of the Warehouse, Premises or Property (including Common Areas) by GEODIS (including any GEODIS employees, temporary staff or contractors) that cause CLIENT to be in violations of its Lease or the Law, (ii) any accident or injury at the Warehouse caused as a result of GEODIS, GEODIS employees, temporary staff or contractors (including, but not limited to, those GEODIS employees and temporary workers with access to CLIENT’s IT and security systems), (iii) demands or action made by or on behalf of GEODIS employees, temporary staff or contractors against CLIENT for injury or damages occurring after the Effective Date; and (iv) Vendors or non-authorized vendors asserting injury, harm or wrongdoing by GEODIS or GEODIS Employees, temporary staff or contractors (except as such Claims arise from the actions of CLIENT employees, temporary staff or contractors).

c.

In addition to any other indemnification by CLIENT set forth in the Agreement, CLIENT shall indemnify, defend and hold GEODIS and their respective affiliates, subsidiaries, parent and related companies, and all of their employees, agents, officers, directors, shareholders, members and personnel harmless from any losses that may be incurred as a result of a Claims for or arising from (i) infringement or other claims related to CLIENT’s warehouse management system or its operating platform (hardware or software); (ii) injury or death to any person caused prior to the Effective Date and as a result of CLIENT’s negligence or intentional wrongdoing, or (iii) damage to property that is the result of any defect or other condition of the Warehouse outside of the control or management of GEODIS, (iv) Vendors or non-authorized vendors asserting injury, harm, breach of contract, or wrongdoing by CLIENT or its employees, temporary staff or contractors (except as such Claims arise from the actions of GEODIS employees, temporary staff or contractors).

d.

In addition to any other indemnification by GEODIS set forth in this Agreement, GEODIS shall indemnify, hold harmless and defend CLIENT against any and all Claims arising after the Effective Date and relating to the employment by GEODIS of any CLIENT Employees and any temporary staff which are made permanent employees of GEODIS for the period following the Effective Date, as well relating to any other GEODIS employees, temporary staff or contractors.

e.

In addition to any other indemnification by CLIENT set forth in this Agreement, CLIENT shall indemnify, hold harmless and defend GEODIS against any and all claims, whether now existing, pending, threatened or arising after the Effective Date and relating to the employment by CLIENT of all CLIENT Employees for the period prior to the Effective Date, including but not limited to claims for compensation and benefits (e.g., accrued vacation and/or paid time off) due from CLIENT in connection with its termination of the CLIENT Employees.

f.

In the event that a CLIENT Employee brings any claim against GEODIS arising from the release requirement in the Offer Letter, CLIENT expressly agrees that it will defend and hold GEODIS harmless from any and all such claims.

13.

Exhibits. Exhibits A through H (and any corresponding amendment thereto) to the Agreement will only apply to the services contemplated by this Amendment. The following exhibits, attached hereto to the Amendment in corresponding order, will be the only exhibits applicable to the provision of the Services hereunder:

Exhibit A: Scope of Services

Exhibit B: Pricing

Exhibit C: Support Services

Exhibit D: Key Performance Indicators

Exhibit E: Quality Control Manual

Exhibit F:- Property Rules and Code of Conduct

Exhibit G: Form of Offer Letter and Release of Liability by GEODIS Employees

Exhibit H: Equipment Schedule

The Parties will review and update Exhibit E, upon mutual agreement, as needed.

14.

Conflict. To the extent there is any conflict between the Agreement and this Amendment with respect to the Services hereunder, the terms of this Amendment and any exhibits hereto will supersede such conflicting terms of the Agreement.

15.	Defined Terms. Capitalized terms used in this Amendment or any of the exhibits attached hereto will have the meanings given to them in the Agreement unless otherwise defined.

16.	No Other Changes. Except as provided herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms.

17.

Governing Law. Notwithstanding anything set forth in Section 20 or Section 30 of the Agreement, disputes between the Parties, including (without limitation) those arising out of or in, connection with the Amendment, or the breach thereof, or in respect of any legal relationship associated with or derived from this Amendment, including matters of intellectual property, shall be adjudicated in accordance with the internal laws of the State of Delaware. The venue shall in Wilmington, Delaware unless an alternate venue is agreed to by the Parties.

18.

Attorney’s Fees. Notwithstanding anything set forth in Section 20 of the Agreement or any other provision contained therein, in the event of any dispute or legal claim or action, each party shall be responsible for its own attorney’s fees.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date set forth above.

THE HONEST COMPANY, INC.		GEODIS LOGISTICS LLC

By:	/s/ Nikolaos Vlahos	By:	/s/ Nikolaos Vlahos
Name:	Nikolaos Vlahos	Name:	Mike Honious
Title:	Chief Executive Officer	Title:	Chief Operating Officer

THE HONEST COMPANY, INC.

By:	/s/ Muhammad Shahzad
Name:	Muhammad Shahzad
Title:	Chief Financial Officer

Exhibit A

Scope of Services

[See attached.]

Exhibit A

Scope of Services

The Honest Company (“CLIENT”)

[***]

Exhibit B

Rates

[***]

GEODIS Confidential

Exhibit B

Rates

The Honest Company (“CLIENT”)

[***]

Exhibit C

Support Services

[***]

Exhibit D

Key Performance Indicators

[***]

GEODIS Confidential

Exhibit D

[***]

Exhibit E

Quality Control Manual

[***]

Exhibit F

Property Rules and Code of Conduct

[***]

Exhibit G

FORM OF OFFER LETTER

[***]